July 2010

Preliminary Terms No. 467 Registration Statement No. 333-156423 Dated July 20, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Brazilian real + Canadian dollar + Norwegian krone
Currency-Linked Securities provide investors with exposure to a basket of currencies and provide for the repayment of a substantial percentage of the principal amount if held to maturity.  They are for investors who are willing to risk loss of some of their initial investment and forgo market interest rates in exchange for the repayment of 95% of the principal amount if held to maturity and upside exposure to the underlying currency or basket of currencies, subject to the maximum payment at maturity. The return on the securities above the minimum payment amount of $950 per security will be based on the appreciation, if any, of the basket of four currencies relative to the U.S. dollar.  As a result, if the basket has not appreciated or has depreciated you will lose 5% of your initial investment.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	July 23, 2010
Original issue date:	July 30, 2010 (5 business days after the pricing date)
Maturity date:	July 30, 2012
Interest:	None
Basket:	Basket Currencies	Weighting
	Australian dollar (“AUD”)	25%
	Brazilian real (“BRL”)	25%
	Canadian dollar (“CAD”)	25%
	Norwegian krone (“NOK”)	25%
Payment at maturity:
$950 + supplemental redemption amount, if any, subject to the maximum payment at maturity.
In no event will the payment due at maturity be less than $950 per security or greater than the maximum payment at maturity.

Maximum payment at maturity:	$1,250 per security (125% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,250.
Minimum payment amount:	$950 (95% of the stated principal amount)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	200%. The actual participation rate will be determined on the pricing date but will not be less than 200%.
Currency performance:
With respect to BRL, CAD and NOK:
(initial exchange rate / final exchange rate) – 1
With respect to AUD:
(final exchange rate / initial exchange rate) – 1
Under the terms of the securities, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to BRL, CAD and NOK: the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
With respect to AUD: the rate for conversion of U.S. dollars into one AUD as determined by reference to the applicable reference source described herein.

Valuation date:	July 23, 2012
Minimum purchase amount:	$10,000 / 10 securities
Denominations:	$1,000 and integral multiples thereof
CUSIP / ISIN:	617482KC7 / US617482KC77
Listing:	The securities will not be listed on any securities exchange.
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per Security	100%	%	%
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $     per security, and the placement agent with respect to sales made to such accounts will forgo any fees.
(2) For additional information, see “Supplemental information regarding plan of distribution” in these preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008
THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
JPMorgan
Placement Agent

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Investment Overview
The Currency-Linked Securities due July 30, 2012 (the “securities”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to the performance of an equally-weighted basket of four currencies relative to the U.S. dollar but if the basket does not appreciate or has depreciated, the securities, under their terms provide for the repayment of only 95% of the principal amount if held to maturity.

If, at maturity, the weighted basket of four currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar, as measured on the valuation date, the investment will pay $950 plus 200% of the amount of such appreciation subject to a maximum payment at maturity of 125% of the stated principal amount (e.g. a 5% appreciation will result in a payment due under the securities of 95% of principal plus a supplemental redemption amount equal to 10% of the stated principal amount, for a total payment of 105% of the stated principal amount).  If the basket has not appreciated or has depreciated, the investment will pay only 95% of the stated principal amount at maturity.  Furthermore, if the basket has appreciated by less than 2.5%, the investment will pay less than par at maturity.  There will be no interest payments on the securities.  All payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Maturity:	2 year
Minimum payment due at maturity:	$950 (95% of the stated principal amount)
Payment at maturity:
(i)  If the basket appreciates:
Þ $950 plus 200% of the positive performance of the basket; subject to the maximum payment at maturity of $1,250 per security
(iii) If the basket depreciates or does not appreciate
Þ $950

Basket Overview

Basket Currency	Weighting	Quotation Convention
Australian dollar (“AUD”)	25%	units of USD / 1 AUD
Brazilian real (“BRL”)	25%	units of BRL / 1 USD
Canadian dollar (“CAD”)	25%	units of CAD / 1 USD
Norwegian krone (“NOK”)	25%	units of NOK / 1 USD

Basket Historical Performance January 1, 2004 to July 16, 2010

The graph sets forth the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2004 to July 16, 2010 and illustrates the effect of any offset and/or correlation among the basket currencies relative to the U.S. dollar during such period.  The graph does not take into account the participation rate on the securities, nor does it attempt to show your expected return on an investment in the securities at maturity.  You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

July 2010	Page 2

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the weighted performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
In the case of the Brazilian real, the Canadian dollar and the Norwegian krone exchange rates are expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer units of the relevant basket currency to purchase one U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has strengthened relative to the U.S. dollar by approximately 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.74080	1.58255

Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has weakened relative to the U.S. dollar by approximately 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.74080	1.93422

▪
In the case of the Australian dollar, exchange rates are expressed as the number of U.S. dollars per unit of the relevant basket currency.  As a result, an increase in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that one unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  Viewed another way, it takes fewer of the relevant basket currency to purchase one U.S. dollar on the valuation date than it did on the pricing date.  In the example below, the Australian dollar has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# USD / 1 AUD)	Valuation Date (#USD / 1 AUD)
0.90630	0.99693

Conversely, a decrease in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that one unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  Viewed another way, it takes more of the relevant basket currency to purchase one U.S. dollar on the valuation date than it did on the pricing date.  In the example below, the Australian dollar has weakened relative to the U.S. dollar by 10%:

Pricing Date (# USD / 1 AUD)	Valuation Date (#USD / 1 AUD)
0.90630	0.81567

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

July 2010	Page 3

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the four currencies may strengthen against the U.S. dollar or, put another way, who believe they have underweight exposure to the foreign currencies in the basket or overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the securities to gain exposure to the basket currencies while providing for the repayment of 95% of the stated principal amount if the securities are held to maturity, if the basket currencies do not appreciate or were to depreciate relative to the U.S. dollar.  Accordingly, if the basket has appreciated by less than 2.5%, the investment will pay less than par at maturity.  All payments on the securities, including the repayment of 95% of the principal, are subject to the credit risk of Morgan Stanley.

Minimum payment at maturity	▪	$950 (95% of the stated principal amount) regardless of the basket performance
Access	▪	Exposure to an equally-weighted basket of four currencies
	▪	Diversification of underlying asset class exposure
Leverage Performance	▪	200% upside participation in any basket appreciation, subject to the maximum payment at maturity. The investment will pay less than par at maturity if the basket appreciates less than 2.5%.

Summary of Key Risks (see page 11)

▪	The securities may pay up to 5% less than the principal amount at maturity.

▪	No periodic interest payments.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Currency exchange risk

▪	Government intervention could materially and adversely affect the value of the securities.

▪	The recent global financial crisis can be expected to heighten currency exchange risks.

▪	Many unpredictable factors will affect the value of the securities.

▪	Even though the basket currencies trade around-the-clock, the securities will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity could potentially adversely affect the value of the securities.

July 2010	Page 4

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, for each $1,000 stated principal amount of securities that the investor holds, we will pay the minimum payment at maturity of $950 plus the supplemental redemption amount, if any, based on whether the basket of currencies has appreciated relative to the U.S. dollar on the valuation date, subject to the maximum payment at maturity.  As a result, if the basket has not appreciated or has depreciated, you will lose 5% of your initial investment.  The securities offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
July 23, 2010	July 30, 2010 (5 business days after the pricing date)	July 30, 2012
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Australian dollar (“AUD”)	25%
	Brazilian real (“BRL”)	25%
	Canadian dollar (“CAD”)	25%
	Norwegian krone (“NOK”)	25%
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:
$950 + supplemental redemption amount, if any, subject to the maximum payment at maturity.
In no event will the payment due at maturity be less than $950 per security or greater than the maximum payment at maturity.

Maximum payment at maturity:	$1,250 per security (125% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,250.
Minimum payment amount:	$950 (95% of the stated principal amount)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies

A depreciation of one or more basket currencies could partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive 95% of your principal back at maturity.
Please see “Calculating the Payment at Maturity” for full examples of how to calculate the basket performance and payment at maturity.

Currency performance:
With respect to BRL,CAD and NOK:
(initial exchange rate / final exchange rate) – 1
With respect to AUD:
(final exchange rate / initial exchange rate) – 1
Under the terms of the securities, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Participation rate:	200%. The actual participation rate will be determined on the pricing date but will not be less than 200%.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” in the accompanying prospectus supplement.

Risk Factors:	Please see “Risk Factors” on page 11.

July 2010	Page 5

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Exchange rate:
With respect to BRL, CAD and NOK: the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
With respect to AUD: the rate for conversion of U.S. dollars into one AUD as determined by reference to the applicable reference source described herein.
If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) with respect to the valuation date, in accordance with legal requirements and market practice.

Reference source:	AUD: Reuters “WMRSPOT12”	BRL: Reuters “BRFR”
	CAD: Reuters “WMRSPOT09”	NOK: Reuters “WMRSPOT06”
Valuation date:	July 23, 2012
Currency-Linked Securities:
All references to “capital protected notes” in the accompanying prospectus supplement for partially capital protected notes shall be deemed to refer to “currency-linked securities” when read in conjunction with these preliminary terms.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482KC7
ISIN:	US617482KC77
Minimum purchase amount:	$10,000 / 10 securities
Tax considerations:
Although the matter is not free from doubt, the securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  If the securities were priced on July 19, 2010, the “comparable yield” for the securities would be a rate of 2.4530% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a single projected amount equal to $1,049.9917 due at maturity. The comparable yield and the projected payment schedule for the securities will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2010	$10.2208	$10.2208
January 1, 2011 through June 30, 2011	$12.3904	$22.6112
July 1, 2011 through December 31, 2011	$12.5423	$35.1535
January 1, 2012 through June 30, 2012	$12.6962	$47.8497
July 1, 2012 through the Maturity Date	$2.1420	$49.9917

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the securities, and we make no representation regarding the actual amount of the payment that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar

July 2010	Page 6

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Supplemental information regarding plan of distribution:
JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from us that will not exceed $15 per $1,000 stated principal amount of securities.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2010	Page 7

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Securities

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount for a hypothetical range of basket performances. The table below reflects a maximum payment at maturity of $1,250 and a participation rate of 200%.  The actual maximum payment at maturity and actual participation rate will be determined on the pricing date, but will be no less than $1,250 per security and no less than 200%, respectively.  The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals.

Hypothetical Basket Performance	Hypothetical Supplemental Redemption Amount	Hypothetical Payment at Maturity	Hypothetical Total Return
35.0000%	$300.00	$1,250.00	25.000%
30.0000%	$300.00	$1,250.00	25.000%
25.0000%	$300.00	$1,250.00	25.000%
15.0000%	$300.00	$1,250.00	25.000%
10.0000%	$200.00	$1,150.00	15.000%
5.0000%	$100.00	$1,050.00	5.000%
2.5000%	$50.00	$1,000.00	0.000%
2.0000%	$40.00	$990.00	-1.000%
1.0000%	$20.00	$970.00	-3.000%
0.0000%	$0.00	$950.00	-5.000%
-10.0000%	$0.00	$950.00	-5.000%
-20.0000%	$0.00	$950.00	-5.000%
-30.0000%	$0.00	$950.00	-5.000%
-40.0000%	$0.00	$950.00	-5.000%
-50.0000%	$0.00	$950.00	-5.000%
-60.0000%	$0.00	$950.00	-5.000%
-70.0000%	$0.00	$950.00	-5.000%
-80.0000%	$0.00	$950.00	-5.000%
-90.0000%	$0.00	$950.00	-5.000%

July 2010	Page 8

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payout Profile of the Securities

Currency-Linked Securities due July 30, 2012 Total Return at Maturity

Note: The maximum payment at maturity is achieved when the basket performance is equal to or greater than 15%.  Investors will not participate in any basket appreciation above 15%.

July 2010	Page 9

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Calculating the Payment at Maturity

Presented below is a full example showing how to calculate the payment due at maturity.

The following hypothetical example is provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Hypothetical maximum payment at maturity =	$1,250 per security (125% of the stated principal amount)
Hypothetical participation rate =	200%

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
AUD	25%	0.86890	0.99924	15.00%
BRL	25%	1.78210	1.62009	10.00%
CAD	25%	1.05820	1.05820	0.00%
NOK	25%	6.26460	6.59432	–5.00%

Basket performance = Sum of currency performance values

[(final AUD exchange rate / initial AUD exchange rate) – 1]  x  25%, plus

[(initial BRL exchange rate / final BRL exchange rate) – 1]  x  25%, plus

[(initial CAD exchange rate / final CAD exchange rate) – 1]  x  25%, plus

[(initial NOK exchange rate / final NOK exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(0.99924 / 0.86890) - 1] x 25% = 3.75%, plus
[(1.78210 / 1.62009) - 1] x 25% = 2.50%, plus
[(1.05820 / 1.05820) - 1] x 25% = 0.00%, and
[(6.26460 / 6.59432) - 1] x 25% = -1.25%

equals

Basket performance   =   5.00%

Hypothetical basket performance =	5.00%
Supplemental redemption amount =	$1,000 x basket performance x participation rate
= $1,000 x 5.00% x 200% = $100

Because the basket performance is greater than zero, the securities will pay a supplemental redemption amount.  Therefore, the total payment due at maturity per security will be $1,050, which is the sum of the $950 minimum payment at maturity and the supplemental redemption amount of $100.

The payment at maturity cannot be greater than $1,250 (125% of the stated principal amount).

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the securities, because this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Australian dollar and the Brazilian real is partially offset by the depreciation of the Norwegian krone.

July 2010	Page 10

Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.  The securities are not secured debt and investing in the securities is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the securities.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
The securities may pay up to 5% less than the principal amount at maturity.  The securities do not guarantee the full repayment of principal at maturity.  Because the payment at maturity is equal to $950 plus the supplemental redemption amount, the basket must appreciate more than 2.5% before you would receive a payment at maturity that is greater than or equal to the stated principal amount of the securities.  You will lose money on your investment if the basket depreciates, does not appreciate or appreciates less than 2.5% against the U.S. dollar.

▪
No periodic interest payments. The terms of the securities differ from ordinary debt securities in that no interest will be paid.  In addition, the return of only the minimum payment at maturity will result in a 5% loss on your investment in the securities.

▪
The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $1,250 per security, or 125% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the participation rate provides 200% exposure to the basket performance, because the payment at maturity will be limited to 125% of the stated principal amount for the security, any increase in the basket performance by more than 15% will not further increase the return on the securities.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.  In addition the securities are linked to the performance of the Brazilian real, an emerging market currency.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket includes the currency of a less developed and less stable economy.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country which may negatively affect the value of the securities.  For specific risks related to the Brazilian real please see the relevant descriptions under “Annex I – Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

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Government intervention could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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The recent global financial crisis can be expected to heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue

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Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

▪
to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and your return on your investment in the securities at maturity.

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Many unpredictable factors will affect the value of the securities.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the securities will vary and sale of the securities prior to maturity may result in a loss.

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Even though the basket currencies trade around-the-clock, the securities will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the securities, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  This could prevent you from avoiding significant losses.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies relative to the U.S. dollar may wholly or partially offset any increase in the value of the other basket currencies relative to the U.S. dollar.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.   Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated (“MS & Co.”) is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MSCS will determine the initial exchange rate, the final exchange rate and the currency performance and will calculate the amount you will receive at maturity.  Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described in the accompanying prospectus supplement, may affect the payout to you at maturity.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the securities.

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Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies relative to the U.S. dollar for each quarter in the period from January 1, 2005 through July 16, 2010.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.
AUD	High	Low	Period End
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7758	0.7158	0.7421
Third Quarter	0.7711	0.7419	0.7461
Fourth Quarter	0.7910	0.7421	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8613	0.9131
Second Quarter	0.9629	0.9072	0.9585
Third Quarter	0.9793	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7026
2009
First Quarter	0.72330	0.63000	0.69130
Second Quarter	0.82090	0.69660	0.80640
Third Quarter	0.88280	0.77860	0.88280
Fourth Quarter	0.93690	0.86520	0.89770
2010
First Quarter	0.93180	0.86460	0.91720
Second Quarter	0.93510	0.81040	0.84080
Third Quarter (through July 16, 2010)	0.88510	0.83930	0.86890

Australian dollar January 1, 2005 to July 16, 2010 (expressed as USD per 1 AUD)

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Currency-Linked Securities due July 30, 2012
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BRL	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.44730	2.17650	2.32280
Second Quarter	2.27370	1.92310	1.95180
Third Quarter	2.00920	1.76700	1.76700
Fourth Quarter	1.78660	1.69890	1.74450
2010
First Quarter	1.89500	1.72000	1.78130
Second Quarter	1.88360	1.72700	1.80470
Third Quarter (through July 16, 2010)	1.79110	1.75540	1.78210

Brazilian real January 1, 2005 to July 16, 2010 (expressed as BRL per 1 USD)

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Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

CAD	High	Low	Period End
2005
First Quarter	1.2553	1.2012	1.2104
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1686
Second Quarter	1.1710	1.0986	1.1170
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1657	1.1153	1.1657
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter	1.1594	1.0585	1.0653
Third Quarter	1.0787	0.9922	0.9922
Fourth Quarter	1.0208	0.9203	0.9984
2008
First Quarter	1.0349	0.9753	1.0253
Second Quarter	1.0294	0.9838	1.0215
Third Quarter	1.0752	0.9999	1.0644
Fourth Quarter	1.2962	1.0627	1.2188
2009
First Quarter	1.3012	1.1797	1.2602
Second Quarter	1.2600	1.0812	1.1623
Third Quarter	1.1675	1.0646	1.0695
Fourth Quarter	1.0848	1.0236	1.0532
2010
First Quarter	1.0758	1.0104	1.0153
Second Quarter	1.0710	0.9986	1.0639
Third Quarter (through July 16, 2010)	1.0634	1.0300	1.0582

Canadian dollar January 1, 2005 to July 16, 2010 (expressed as CAD per 1 USD)

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Currency-Linked Securities due July 30, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

NOK	High	Low	Period End
2005
First Quarter	6.5725	6.0732	6.3385
Second Quarter	6.5940	6.2433	6.5328
Third Quarter	6.6665	6.2191	6.5468
Fourth Quarter	6.7991	6.4232	6.7442
2006
First Quarter	6.8351	6.5140	6.5525
Second Quarter	6.5043	5.9881	6.2213
Third Quarter	6.5960	6.1221	6.5329
Fourth Quarter	6.7760	6.0949	6.2356
2007
First Quarter	6.4893	6.0823	6.0823
Second Quarter	6.1266	5.8944	5.8944
Third Quarter	5.9717	5.3869	5.3869
Fourth Quarter	5.6076	5.2715	5.4371
2008
First Quarter	5.5628	5.0653	5.0950
Second Quarter	5.2290	4.9638	5.0891
Third Quarter	5.8628	5.0497	5.8628
Fourth Quarter	7.2228	5.9069	6.9538
2009
First Quarter	.21520	6.28380	6.73700
Second Quarter	6.83410	6.16580	6.43110
Third Quarter	6.56520	5.77260	5.77260
Fourth Quarter	5.87840	5.52990	5.79350
2010
First Quarter	6.09970	5.60880	5.94210
Second Quarter	6.70730	5.85250	6.49960
Third Quarter (through July 16, 2010)	6.44370	6.15880	6.26460

Norwegian krone January 1, 2005 to July 16, 2010 (expressed as NOK per 1 USD)

July 2010	Page 16